EXHIBIT 99.1

Helen of Troy Limited Reports

Fourth Quarter Fiscal 2017 Results

•      Delivers GAAP Diluted Earnings Per Share (EPS) of $1.30; Non-GAAP Adjusted Diluted EPS of $1.78

•      Fiscal 2018 Outlook of GAAP Diluted EPS of $5.38 to $5.71; Non-GAAP Adjusted Diluted EPS of $6.50 to $6.90

•      Fiscal 2018 Outlook of Consolidated Net Sales of $1.56 to $1.60 billion; Growth of 1.5% to 4.1%

EL PASO, Texas, April 27, 2017 — Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, nutritional supplement and beauty products, today reported results for the three-month period ended February 28, 2017.

Executive Summary

•                  Consolidated net sales revenue decrease of 2.3% driven by a core business decline of 8.3%, a decrease of 1.2% from Venezuela re-measurement, and a decline of 0.5% from foreign currency fluctuations, partially offset by growth from Hydro Flask of 7.6%

•                  Consolidated gross profit margin expansion of 2.0 percentage points; 0.6 percentage points from the core business

•                  Reported operating income of $40.6 million, or 10.8% of net sales, compared to $16.0 million, or 4.1% of net sales in the same period last year

•                  Non-GAAP adjusted operating margin decreased 2.1 percentage points to 14.9%, which includes an unfavorable impact of 0.4 percentage points from Venezuela re-measurement

•                  Cash flow from operations was $89.4 million

•                  Reported diluted EPS of $1.30 compared to $0.34 in the same period last year

•                  Non-GAAP adjusted diluted EPS of $1.78 compared to $2.03 in the same period last year

•                  Fiscal 2018 net sales revenue guidance in a range of $1.56 to $1.60 billion and adjusted diluted EPS in a range of $6.50 to 6.90

Julien R. Mininberg, Chief Executive Officer, stated: “Overall we made considerable progress in fiscal 2017. For the year, we achieved 43% growth in GAAP diluted EPS to $5.04 and 7.7% growth in non-GAAP adjusted diluted EPS to $6.73, which exceeded our most recent, upwardly revised, outlook. We also expanded our GAAP operating margin by 2.2 percentage points and our non-GAAP adjusted operating margin by 0.4 percentage points, which includes a negative impact of 0.4 percentage points from Venezuela re-measurement. We demonstrated the benefits of our diversified portfolio and key transformational strategies to deliver earnings growth and 22% growth in cash flow from operations despite external headwinds. Looking specifically at the fourth quarter, earnings were above expectations, as we delivered adjusted diluted EPS of $1.78, while making important investments in PUR, OXO and Hydro Flask and facing continued headwinds from a sluggish brick and mortar retail environment and unfavorable currency.”

Mr. Mininberg continued: “As we focus on reaccelerating sales growth in fiscal 2018, we plan to strategically invest an incremental $28 million, primarily behind our leadership brands that make up the majority of our revenue and an even higher proportion of our operating profit.  We are also increasing our attention on e-commerce, which grew over 30% in fiscal 2017, and digital marketing which also made considerable progress during the year. We believe these efforts will position us to achieve core business sales growth in fiscal 2018 in line with our 2-3% long-term sales growth outlook.”

	Three Months Ended February 28, 2017
(in thousands)	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Fiscal 2016 sales revenue, net	$78,813	$170,021	$38,146	$98,744	$385,724
Core business	(4,727)	(7,316)	(8,818)	(11,096)	(31,957)
Impact of foreign currency	(488)	(586)	—	(723)	(1,797)
Venezuela re-measurement	—	—	—	(4,501)	(4,501)
Acquisitions	29,228	—	—	—	29,228
Change in sales revenue, net	24,013	(7,902)	(8,818)	(16,320)	(9,027)
Fiscal 2017 sales revenue, net	$102,826	$162,119	$29,328	$82,424	$376,697

Total net sales revenue growth	30.5%	(4.6)%	(23.1)%	(16.5)%	(2.3)%
Core business	(6.0)%	(4.3)%	(23.1)%	(11.2)%	(8.3)%
Impact of foreign currency	(0.6)%	(0.3)%	0.0%	(0.7)%	(0.5)%
Venezuela re-measurement	0.0%	0.0%	0.0%	(4.6)%	(1.2)%
Acquisitions	37.1%	0.0%	0.0%	0.0%	7.6%

Operating Margin (GAAP)
Fiscal 2017	20.1%	8.1%	(4.6)%	9.9%	10.8%
Fiscal 2016	18.8%	4.0%	7.4%	(8.5)%	4.1%
Adjusted Operating Margin (non-GAAP)
Fiscal 2017	21.5%	10.7%	18.2%	13.7%	14.9%
Fiscal 2016	20.6%	17.0%	12.4%	15.9%	17.0%

Consolidated Operating Results - Fourth Quarter Fiscal 2017 Compared to Fourth Quarter Fiscal 2016

•                  Consolidated net sales revenue decreased 2.3% to $376.7 million compared to $385.7 million, reflecting a decrease in core business net sales revenue of 8.3%, a decline of from Venezuela re-measurement of 1.2%, and a decrease from foreign currency fluctuations of 0.5%, partially offset by growth from acquisitions of 7.6%. The core business decline includes a decrease of approximately 1.2% from the rationalization of certain lower margin business, a decline in the Nutritional Supplements segment of 23.1%, a weak cough/cold/flu season and the impact of lower store traffic and soft spending at traditional brick and mortar retail, along with inventory rationalization by several key retailers, partially offset by the shift in consumer preference to purchasing online.

•                  Gross profit margin increased 2.0 percentage points to 44.0% compared to 42.0%. The improvement in consolidated gross profit margin is primarily due to: (i) product rationalization efforts; (ii) margin accretion from Hydro Flask; and (iii) the impact of a non-cash Venezuela inventory impairment charge of $9.1 million recorded in the fourth quarter of fiscal 2016, which reduced the comparative period consolidated gross profit margin by 2.4 percentage points. These factors were partially offset by the unfavorable impact of foreign currency fluctuations and higher promotional discounting in the fourth quarter of fiscal 2017.

•                  SG&A was 31.9% of net sales compared to 37.1%. The improvement is primarily due to distribution and logistics efficiency and lower outbound freight costs, and the impact of patent litigation and Venezuela re-measurement related charges recorded in the fourth quarter of fiscal 2016, which increased the comparative period SG&A ratio by 4.6 and 2.5 percentage points, respectively. These factors were partially offset by: (i) higher compensation costs due to hourly wage increases and higher incentive compensation expense; (ii) higher marketing, advertising and new product development expense; and (iii) the impact that lower net sales had on operating leverage in the Company’s core business.

•                  Operating income was $40.6 million, or 10.8% of net sales, compared to $16.0 million, or 4.1% of net sales.

•                  Income tax expense as a percentage of pretax income was 3.5% compared to 26.9%. The year-over-year decrease in the Company’s effective tax rate was primarily due to favorable shifts in the mix of taxable income in the Company’s various tax jurisdictions, tax benefits provided by asset impairment charges, benefits from the finalization of certain tax returns, and resolution of uncertain tax positions. In addition, the prior year period tax rate was negatively impacted by the unfavorable effect of Venezuela currency re-measurement related charges, with no related tax benefit, and the unfavorable effect of the patent litigation charge, with a minimal related tax benefit.

•                  Net income was $35.7 million, or $1.30 per diluted share on 27.6 million weighted average diluted shares outstanding, compared to $9.6 million, or $0.34 per diluted share on 28.3 million weighted average diluted shares outstanding.

•                  Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges, non-cash share based compensation, acquisition-related expenses, Venezuela re-measurement related charges, and patent litigation charges, as applicable) was $60.5 million compared to $69.4 million.

On an adjusted basis for the fourth quarters of fiscal 2017 and 2016, excluding non-cash asset impairment charges, non-cash share based compensation, non-cash amortization of intangible assets, acquisition-related expenses, Venezuela re-measurement related charges, and patent litigation charges, as applicable:

•                  Adjusted operating income was $56.1 million, or 14.9% of net sales, compared to $65.5 million, or 17.0% of net sales, primarily reflecting the negative impacts from Venezuela re-measurement and foreign currency fluctuations, higher personnel expense due to higher incentive compensation costs and hourly wage increases, and higher advertising and new product development expense, partially offset by the accretive impact of Hydro Flask and distribution and freight efficiency in the core business.

•                  Adjusted income was $49.0 million, or $1.78 per diluted share, compared to $57.5 million, or $2.03 per diluted share, primarily reflecting lower adjusted operating income and higher interest expense, partially offset by lower tax expense and lower diluted shares outstanding. Fiscal 2017 includes a negative impact from Venezuela re-measurement of $2.3 million, or $0.08 per diluted share.

Segment Operating Results - Fourth Quarter Fiscal 2017 Compared to Fourth Quarter Fiscal 2016

Housewares net sales increased by 30.5% driven by a 37.1% contribution from Hydro Flask, partially offset by an 6.0% decrease in core business net sales revenue. The core business decline reflects lower retail store traffic at brick and mortar and lower order replenishment from key customers, partially offset by solid product sell through at key traditional and online retail customers. The segment was also impacted by the negative impact of approximately 0.6% from foreign currency fluctuations. GAAP operating margin was 20.1% compared to 18.8%. Adjusted operating margin improved 0.9 percentage points primarily due to the accretive impact of the Hydro Flask acquisition.

Health & Home core business net sales declined 4.3% reflecting the Company’s de-emphasis of low-margin hot/cold therapy business, the impact of a second consecutive weak cough/cold/flu season on replenishment orders, and the comparative impact of strong PUR water filtration sales in fiscal 2016 due to heightened consumer concerns over public water quality. These declines were partially offset by growth in the seasonal heater and humidification categories. GAAP operating margin was 8.1% compared to 4.0%. Adjusted operating margin declined 6.3 percentage points due to an unfavorable product sales mix, lower royalty income, higher promotional and in-store advertising expense, higher marketing and media advertising expense, higher new product development costs, and higher legal expense, partially offset by distribution and freight efficiency.

Beauty core business net sales decreased 11.2% primarily due to rationalization of lower margin and commoditized business, a soft brick and mortar retail environment, retail inventory rationalization, competitive factors in the personal care category and an overall decline in point of sale activity for the broader retail beauty appliances category. GAAP operating margin was 9.9% compared to (8.5%). Adjusted operating margin declined 2.2 percentage points reflecting a 1.9 percentage point decline from Venezuela re-measurement, unfavorable foreign currency, higher promotional spending, higher advertising expense and lower operating leverage from the decline in sales, partially offset by the benefits of business rationalization, freight efficiency and lower compensation costs.

Nutritional Supplements core business net sales decreased 23.1%, primarily reflecting lower response rates in the offline channel, lower average order values, an increase in discounts to promote buyer file growth, and a decline in the offline and legacy newsletter subscription business, as the Company continues to implement a strategic transition from offline to online channels. GAAP operating margin was (4.6%) compared to 7.4%. Adjusted operating margin increased by 5.8 percentage points due primarily to lower marketing and promotional investment in the quarter, partially offset by the impact of the net sales decline on operating leverage and incremental online channel development costs.

Balance Sheet Highlights - Fiscal 2017 Year End Compared to Fiscal 2016 Year End

•                  Cash and cash equivalents totaled $23.1 million, compared to $225.8 million at the end of fiscal 2016, reflecting $200 million drawn in February 2016 to fund the acquisition of Hydro Flask in March 2016.

•                  Total short- and long-term debt decreased to $485.6 million, compared to $619.9 million, a net decrease of $134.3 million. The decrease reflects net debt repayments of $133.2 million, which include $75.0 million drawn for share repurchases in the third quarter of fiscal 2017.

•                  Accounts receivable turnover was 55.3 days, compared to 52.4 days.

•                  Inventory was $289.1 million, compared to $301.6 million. Inventory turnover was 2.8 times, compared to 2.9 times.

Fiscal 2018 Annual Outlook

For fiscal 2018, the Company expects consolidated net sales revenue in the range of $1.56 to $1.60 billion, which implies consolidated sales growth of 1.5% to 4.1%. The Company’s net sales outlook assumes that mid-April 2017 foreign currency exchange rates will remain constant for the fiscal year, which is expected to negatively impact year-over-year net sales revenue by approximately $8.0 million, or 0.5 percentage points, and that the severity of the cough/cold/flu season will be in line with long-term historical averages. Finally, the Company’s net sales outlook reflects the following expectations by segment:

•                  Housewares net sales growth of 11% to 13%;

•                  Health & Home net sales growth in the mid-single digits;

•                  Beauty net sales decline in the mid-single digits; and

•                  Nutritional Supplements net sales in line with fiscal 2017.

The Company expects consolidated GAAP diluted EPS of $5.38 to $5.71 and adjusted diluted EPS (non-GAAP) in the range of $6.50 to $6.90, which excludes share-based compensation expense and intangible asset amortization expense. The Company’s diluted EPS outlook assumes that mid-April 2017 foreign currency exchange rates will remain constant for the fiscal year, which is expected to negatively impact the year-over-year comparison by approximately $0.15 per diluted share.

Consistent with the Company’s strategies of investing in core business growth and consumer centric innovation, its outlook includes approximately $0.90 per share year-over-year in incremental investments expanding digital marketing, advertising, new product development and e-commerce, primarily behind the Company’s leadership brands. The diluted EPS outlook is based on an estimated weighted average diluted shares outstanding of 27.4 million and an expected effective tax rate of 10% to 12% for the full fiscal year 2018. The likelihood and potential impact of any fiscal 2018 M&A activity, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 4:45 pm Eastern Time today, Thursday, April 27, 2017. Investors and analysts interested in participating in the call are invited to dial (877) 440-5807 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 7:45 p.m. Eastern Time on April 27, 2017 until 11:59 p.m. Eastern Time on May 4, 2017 and can be accessed by dialing (844) 512-2921 and entering replay pin number 3047773. A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”).  To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

About Helen of Troy Limited:

Helen of Troy Limited (NASDAQ, NM: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO®, OXO Tot®, Hydro Flask®, Vicks®, Braun®, Honeywell®, PUR®, Febreze®; Revlon®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Dr. Sinatra®, Dr. David Williams®, and Dr. Whitaker®. All trademarks herein belong to Helen of Troy Limited (or its affiliates) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

Certain written and oral statements made by our Company and subsidiaries of our Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that we expect or anticipate will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and assumptions, but there can be no assurance that we will realize our expectations or that our assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, we caution readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2017 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, our ability to deliver products to our customers in a timely manner and according to their fulfillment standards, the costs of complying with the business demands and requirements of large sophisticated customers, our relationships with key customers and licensors, our dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, our dependence on sales to several large customers and the risks associated with any loss or substantial decline in sales to top customers, expectations regarding our recent and future acquisitions or divestitures, including our ability to realize anticipated cost savings, synergies and other benefits along with our ability to effectively integrate acquired businesses or separate divested businesses, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the retention and recruitment of key personnel, foreign currency exchange rate fluctuations, disruptions in U.S., U.K., Euro zone, and other international credit markets, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, our dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, risks to the Nutritional Supplements segment associated with the availability, purity and integrity of materials used in the manufacture of vitamins, minerals and supplements, the impact of changing costs of raw materials, labor and energy on cost of goods sold and certain operating expenses, the geographic concentration and peak season capacity of certain U.S. distribution facilities increases our exposure to significant shipping disruptions and added shipping and storage costs, our projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, the risks associated with the use of trademarks licensed from and to third parties, our ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, increased product liability and reputational risks associated with the formulation and distribution of vitamins, minerals and supplements, the risks associated with potential adverse publicity and negative public perception regarding the use of vitamins, minerals and supplements, trade barriers, exchange controls, expropriations, and other risks associated with U.S. and foreign operations, the risks to our liquidity as a result of changes to capital market conditions and other constraints or events that impose constraints on our cash resources and ability to operate our business, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the increased complexity of compliance with new government regulations covering vitamins, minerals and supplements, the risks associated with product recalls, product liability, other claims, and related litigation against us, the risks associated with accounting for tax positions, tax audits and related disputes with taxing authorities, the risks of potential changes in laws in the U.S. or abroad, including tax laws, regulations or treaties, employment and health insurance laws and regulations, and laws relating to environmental policy, financial regulation, transportation policy and infrastructure policy along with the costs and complexities of compliance with such laws, and our ability to continue to avoid classification as a controlled foreign corporation. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended the Last Day of February
	2017		2016
Sales revenue, net	$376,697	100.0%	$385,724	100.0%
Cost of goods sold	210,839	56.0%	223,567	58.0%
Gross profit	165,858	44.0%	162,157	42.0%

Selling, general, and administrative expense (“SG&A”)	120,230	31.9%	143,150	37.1%
Asset impairment charges	5,000	1.3%	3,000	0.8%
Operating income	40,628	10.8%	16,007	4.1%

Nonoperating income, net	71	—%	66	—%
Interest expense	(3,715)	(1.0)%	(2,961)	(0.8)%
Income before income taxes	36,984	9.8%	13,112	3.4%

Income tax expense	1,288	0.3%	3,524	0.9%
Net income	$35,696	9.5%	$9,588	2.5%

Diluted EPS	$1.30		$0.34

Weighted average shares of common stock used in computing diluted EPS	27,550		28,287

	Fiscal Years Ended the Last Day of February
	2017		2016
Sales revenue, net	$1,537,219	100.0%	$1,545,701	100.0%
Cost of goods sold	861,751	56.1%	909,696	58.9%
Gross profit	675,468	43.9%	636,005	41.1%

Selling, general, and administrative expense (“SG&A”)	498,736	32.4%	499,390	32.3%
Asset impairment charges	12,400	0.8%	6,000	0.4%
Operating income	164,332	10.7%	130,615	8.5%

Nonoperating income, net	414	—%	299	—%
Interest expense	(14,857)	(1.0)%	(11,096)	(0.7)%
Income before income taxes	149,889	9.8%	119,818	7.8%

Income tax expense	9,200	0.6%	18,590	1.2%
Net income	$140,689	9.2%	$101,228	6.5%

Diluted EPS	$5.04		$3.52

Weighted average shares of common stock used in computing diluted EPS	27,891		28,749

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment (9)
(Unaudited)
(in thousands)

	Three Months Ended the Last Day of February				% of Sales Revenue, net
	2017	2016	$ Change	% Change	2017	2016
Sales revenue by segment, net
Housewares	$102,826	$78,813	$24,013	30.5%	27.3%	20.4%
Health & Home	162,119	170,021	(7,902)	(4.6)%	43.0%	44.1%
Nutritional Supplements	29,328	38,146	(8,818)	(23.1)%	7.8%	9.9%
Beauty	82,424	98,744	(16,320)	(16.5)%	21.9%	25.6%
Total sales revenue, net	$376,697	$385,724	$(9,027)	(2.3)%	100.0%	100.0%

	Fiscal Years Ended the Last Day of February				% of Sales Revenue, net
	2017	2016	$ Change	% Change	2017	2016
Sales revenue by segment, net
Housewares	$418,128	$310,663	$107,465	34.6%	27.2%	20.1%
Health & Home	632,769	642,735	(9,966)	(1.6)%	41.2%	41.6%
Nutritional Supplements	130,543	153,126	(22,583)	(14.7)%	8.5%	9.9%
Beauty	355,779	439,177	(83,398)	(19.0)%	23.1%	28.4%
Total sales revenue, net	$1,537,219	$1,545,701	$(8,482)	(0.5)%	100.0%	100.0%

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated and Segment Net Sales

(Unaudited)

(in thousands)

	Three Months Ended February 28, 2017
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Fiscal 2016 sales revenue, net	$78,813	$170,021	$38,146	$98,744	$385,724
Core business	(4,727)	(7,316)	(8,818)	(11,096)	(31,957)
Impact of foreign currency	(488)	(586)	—	(723)	(1,797)
Venezuela re-measurement	—	—	—	(4,501)	(4,501)
Acquisitions	29,228	—	—	—	29,228
Change in sales revenue, net	24,013	(7,902)	(8,818)	(16,320)	(9,027)
Fiscal 2017 sales revenue, net	$102,826	$162,119	$29,328	$82,424	$376,697

Total net sales revenue growth	30.5%	(4.6)%	(23.1)%	(16.5)%	(2.3)%
Core business	(6.0)%	(4.3)%	(23.1)%	(11.2)%	(8.3)%
Impact of foreign currency	(0.6)%	(0.3)%	0.0%	(0.7)%	(0.5)%
Venezuela re-measurement	0.0%	0.0%	0.0%	(4.6)%	(1.2)%
Acquisitions	37.1%	0.0%	0.0%	0.0%	7.6%

	Fiscal Year Ended February 28, 2017
	Housewares (1)	Health & Home (2)	Nutritional Supplements	Beauty	Total
Fiscal 2016 sales revenue, net	$310,663	$642,735	$153,126	$439,177	$1,545,701
Core business	2,402	(8,257)	(22,583)	(56,853)	(85,291)
Impact of foreign currency	(1,942)	(2,421)	—	(5,339)	(9,702)
Venezuela re-measurement	—	—	—	(21,206)	(21,206)
Acquisitions	107,005	712	—	—	107,717
Change in sales revenue, net	107,465	(9,966)	(22,583)	(83,398)	(8,482)
Fiscal 2017 sales revenue, net	$418,128	$632,769	$130,543	$355,779	$1,537,219

Total net sales revenue growth	34.6%	(1.6)%	(14.7)%	(19.0)%	(0.5)%
Core business	0.8%	(1.3)%	(14.7)%	(12.9)%	(5.5)%
Impact of foreign currency	(0.6)%	(0.4)%	0.0%	(1.2)%	(0.6)%
Venezuela re-measurement	0.0%	0.0%	0.0%	(4.8)%	(1.4)%
Acquisitions	34.4%	0.1%	0.0%	0.0%	7.0%

(1)         Fiscal 2017 includes eleven and a half months of incremental operating results from the Hydro Flask acquisition, acquired on March 18, 2016.

(2)         Fiscal 2017 includes one month of incremental operating results from the Vicks VapoSteam inhalant business acquisition, acquired on March 31, 2015.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information

(Unaudited)

(in thousands)

	Last Day of February
	2017	2016 (a)
Balance Sheet:
Cash and cash equivalents	$23,087	$225,800
Receivables, net	229,928	217,543
Inventory, net	289,122	301,609
Total assets, current	556,078	755,088
Total assets	1,813,096	1,848,894
Total liabilities, current	289,367	267,602
Total long-term liabilities	502,963	651,249
Total debt	485,615	619,914
Stockholders’ equity	1,020,766	930,043

Liquidity:
Working capital	$266,711	$487,486

	Fiscal Years Ended the Last Day of February
	2017	2016
Cash Flow:
Depreciation and amortization	$44,341	$42,749
Net cash provided by operating activities	228,501	186,545
Capital and intangible asset expenditures	20,619	20,603
Payments to acquire businesses, net of cash received	209,267	43,150
Net amounts borrowed (repaid)	(133,200)	190,700
Payments for repurchases of common stock	75,000	100,000

(a)         As a result of the adoption of new accounting standards for fiscal year 2017, amounts reported as of February 29, 2016 have be reclassified to conform with current year’s presentation.

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures — GAAP Operating Income
to Adjusted Operating Income (non-GAAP) (1) (9)

(Unaudited)

(in thousands)

	Three Months Ended February 28, 2017
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$20,685	20.1%	$13,138	8.1%	$(1,352)	(4.6)%	$8,157	9.9%	$40,628	10.8%
Asset impairment charges (8)	—	—%	—	—%	4,500	15.3%	500	0.6%	5,000	1.3%
Subtotal	20,685	20.1%	13,138	8.1%	3,148	10.7%	8,657	10.5%	45,628	12.1%
Non-cash share-based compensation (3)	781	0.8%	1,241	0.8%	628	2.1%	1,187	1.4%	3,837	1.0%
Amortization of intangible assets (4)	657	0.6%	3,037	1.9%	1,571	5.4%	1,418	1.7%	6,683	1.8%
Adjusted operating income (non-GAAP)	$22,123	21.5%	$17,416	10.7%	$5,347	18.2%	$11,262	13.7%	$56,148	14.9%

	Three Months Ended February 29, 2016
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$14,798	18.8%	$6,780	4.0%	$2,823	7.4%	$(8,394)	(8.5)%	$16,007	4.1%
Acquisition-related expenses (5)	698	0.9%	—	—%	—	—%	—	—%	698	0.2%
Venezuela re-measurement related charges (6)	—	—%	—	—%	—	—%	18,733	19.0%	18,733	4.9%
Patent litigation charge (7)	—	—%	17,830	10.5%	—	—%	—	—%	17,830	4.6%
Asset impairment charges (8)	—	—%	—	—%	—	—%	3,000	3.0%	3,000	0.8%
Subtotal	15,496	19.7%	24,610	14.5%	2,823	7.4%	13,339	13.5%	56,268	14.6%
Non-cash share-based compensation (3)	410	0.5%	685	0.4%	345	0.9%	896	0.9%	2,336	0.6%
Amortization of intangible assets (4)	349	0.4%	3,538	2.1%	1,567	4.1%	1,436	1.5%	6,890	1.8%
Adjusted operating income (non-GAAP)	$16,255	20.6%	$28,833	17.0%	$4,735	12.4%	$15,671	15.9%	$65,494	17.0%

	Fiscal Year Ended February 28, 2017
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$89,641	21.4%	$52,294	8.3%	$(7,933)	(6.1)%	$30,330	8.5%	$164,332	10.7%
Patent litigation charge (7)	—	—%	1,468	0.2%	—	—%	—	—%	1,468	0.1%
Asset impairment charges (8)	—	—%	—	—%	9,500	7.3%	2,900	0.8%	12,400	0.8%
Subtotal	89,641	21.4%	53,762	8.5%	1,567	1.2%	33,230	9.3%	178,200	11.6%
Non-cash share-based compensation (3)	3,185	0.8%	5,028	0.8%	2,362	1.8%	4,923	1.4%	15,498	1.0%
Amortization of intangible assets (4)	2,643	0.6%	13,663	2.2%	6,284	4.8%	5,718	1.6%	28,308	1.8%
Adjusted operating income (non-GAAP)	$95,469	22.8%	$72,453	11.5%	$10,213	7.8%	$43,871	12.3%	$222,006	14.4%

	Fiscal Year Ended February 29, 2016
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$56,659	18.2%	$38,078	5.9%	$11,446	7.5%	$24,432	5.6%	$130,615	8.5%
Acquisition-related expenses (5)	698	0.2%	—	—%	—	—%	—	—%	698	—%
CEO succession costs (2)	1,348	0.4%	2,722	0.4%	704	0.5%	1,933	0.4%	6,707	0.4%
Venezuela re-measurement related charges (6)	—	—%	—	—%	—	—%	18,733	4.3%	18,733	1.2%
Patent litigation charge (7)	—	—%	17,830	2.8%	—	—%	—	—%	17,830	1.2%
Asset impairment charges (8)	—	—%	—	—%	—	—%	6,000	1.4%	6,000	0.4%
Subtotal	58,705	18.9%	58,630	9.1%	12,150	7.9%	51,098	11.6%	180,583	11.7%
Non-cash share-based compensation (3)	1,344	0.4%	2,470	0.4%	1,319	0.9%	3,350	0.8%	8,483	0.5%
Amortization of intangible assets (4)	1,325	0.4%	14,438	2.2%	6,259	4.1%	5,751	1.3%	27,773	1.8%
Adjusted operating income (non-GAAP)	$61,374	19.8%	$75,538	11.8%	$19,728	12.9%	$60,199	13.7%	$216,839	14.0%

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (1) (9)

(Unaudited)

(in thousands)

	Three Months Ended the Last Day of February		Fiscal Years Ended the Last Day of February
	2017	2016	2017	2016
Net income (GAAP)	$35,696	$9,588	$140,689	$101,228

Interest expense, net	3,691	2,915	14,743	10,981

Income tax expense	1,288	3,524	9,200	18,590

Depreciation and amortization, excluding amortized interest	11,018	10,803	44,341	42,749

EBITDA (non-GAAP)	51,693	26,830	208,973	173,548

Add: CEO succession costs (2)	—	—	—	6,707

Non-cash share-based compensation (3)	3,837	2,336	15,498	8,483

Acquisition-related expenses (5)	—	698	—	698

Venezuela re-measurement related charges (6)	—	18,733	—	18,733

Patent litigation charge (7)	—	17,830	1,468	17,830

Non-cash asset impairment charges (8)	5,000	3,000	12,400	6,000

Adjusted EBITDA (non-GAAP)	$60,530	$69,427	$238,339	$231,999

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (9)

(Unaudited)

(in thousands)

	Three Months Ended February 28, 2017
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income (GAAP)	$20,685	$13,138	$(1,352)	$8,157	$40,628

Depreciation and amortization, excluding amortized interest	1,523	4,636	2,166	2,693	11,018

Nonoperating income, net	—	—	—	47	47

EBITDA (non-GAAP)	22,208	17,774	814	10,897	51,693

Add: Non-cash share-based compensation (3)	781	1,241	628	1,187	3,837

Non-cash asset impairment charges (8)	—	—	4,500	500	5,000

Adjusted EBITDA (non-GAAP)	$22,989	$19,015	$5,942	$12,584	$60,530

	Three Months Ended February 29, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income (GAAP)	$14,798	$6,780	$2,823	$(8,394)	$16,007

Depreciation and amortization, excluding amortized interest	1,035	5,442	3,535	791	10,803

Nonoperating income, net	—	—	—	20	20

EBITDA (non-GAAP)	15,833	12,222	6,358	(7,583)	26,830

Add: Non-cash share-based compensation (3)	410	685	345	896	2,336

Acquisition-related expenses (5)	698	—	—	—	698

Venezuela re-measurement related charges (6)	—	—	—	18,733	18,733

Patent litigation charge (7)	—	17,830	—	—	17,830

Non-cash asset impairment charges (8)	—	—	—	3,000	3,000

Adjusted EBITDA (non-GAAP)	$16,941	$30,737	$6,703	$15,046	$69,427

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (9)

(Unaudited)

(in thousands)

	Fiscal Year Ended February 28, 2017
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income (GAAP)	$89,641	$52,294	$(7,933)	$30,330	$164,332

Depreciation and amortization, excluding amortized interest	5,723	20,374	8,408	9,836	44,341

Nonoperating income, net	—	—	—	300	300

EBITDA (non-GAAP)	95,364	72,668	475	40,466	208,973

Add: Non-cash share-based compensation (3)	3,185	5,028	2,362	4,923	15,498

Patent litigation charge (7)	—	1,468	—	—	1,468

Non-cash asset impairment charges (8)	—	—	9,500	2,900	12,400

Adjusted EBITDA (non-GAAP)	$98,549	$79,164	$12,337	$48,289	$238,339

	Fiscal Year Ended February 29, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income (GAAP)	$56,659	$38,078	$11,446	$24,432	$130,615

Depreciation and amortization, excluding amortized interest	4,183	21,300	9,424	7,842	42,749

Nonoperating income, net	—	—	—	184	184

EBITDA (non-GAAP)	60,842	59,378	20,870	32,458	173,548

Add: CEO succession costs (2)	1,348	2,722	704	1,933	6,707

Non-cash share-based compensation (3)	1,344	2,470	1,319	3,350	8,483

Acquisition-related expenses (5)	698	—	—	—	698

Venezuela re-measurement related charges (6)	—	—	—	18,733	18,733

Patent litigation charge (7)	—	17,830	—	—	17,830

Non-cash asset impairment charges (8)	—	—	—	6,000	6,000

Adjusted EBITDA (non-GAAP)	$64,232	$82,400	$22,893	$62,474	$231,999

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of GAAP Net Income and Earnings Per Share (EPS) to Adjusted Income and Adjusted EPS (non-GAAP) (1) (9) (10)

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended the Last Day of February		Basic EPS		Diluted EPS
	2017	2016	2017	2016	2017	2016
Net income as reported (GAAP)	$35,696	$9,588	$1.31	$0.34	$1.30	$0.34
Acquisition-related expenses, net of tax (5)	—	696	—	0.03	—	0.02
Venezuela re-measurement related charges, net of tax (6)	—	18,733	—	0.67	—	0.66
Patent litigation charge, net of tax (7)	—	17,785	—	0.63	—	0.63
Asset impairment charges, net of tax (8)	3,198	2,656	0.12	0.09	0.12	0.09
Subtotal	38,894	49,458	1.43	1.77	1.41	1.75
Non-cash share-based compensation, net of tax (3)	4,361	2,041	0.16	0.07	0.16	0.07
Amortization of intangible assets, net of tax (4)	5,718	5,955	0.21	0.21	0.21	0.21
Adjusted income (non-GAAP)	$48,973	$57,454	$1.80	$2.05	$1.78	$2.03

Weighted average shares of common stock used in computing basic and diluted EPS			27,146	28,009	27,550	28,287

	Fiscal Years Ended the Last Day of February		Basic EPS		Diluted EPS
	2017	2016	2017	2016	2017	2016
Net income as reported (GAAP)	$140,689	$101,228	$5.11	$3.58	$5.04	$3.52
CEO succession costs, net of tax (2)	—	4,645	—	0.16	—	0.16
Acquisition-related expenses, net of tax (5)	—	696	—	0.03	—	0.02
Venezuela re-measurement related charges, net of tax (6)	—	18,733	—	0.66	—	0.65
Patent litigation charge, net of tax (7)	1,464	17,785	0.05	0.63	0.05	0.62
Asset impairment charges, net of tax (8)	8,295	5,312	0.30	0.19	0.30	0.18
Subtotal	150,448	148,399	5.46	5.25	5.39	5.16
Non-cash share-based compensation, net of tax (3)	13,102	7,199	0.48	0.25	0.47	0.25
Amortization of intangible assets, net of tax (4)	24,338	24,063	0.88	0.85	0.87	0.84
Adjusted income (non-GAAP)	$187,888	$179,661	$6.82	$6.35	$6.73	$6.25

Weighted average shares of common stock used in computing basic and diluted EPS			27,522	28,273	27,891	28,749

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Fiscal Year 2018 Outlook for GAAP Diluted EPS

to Adjusted Diluted EPS (non-GAAP) (1) (11)

(Unaudited)

	Fiscal Year Ended February 28, 2018
Diluted EPS, as reported (GAAP)	$5.38	-	$5.71
Non-cash share-based compensation, net of tax	0.33	-	0.38
Amortization of intangible assets, net of tax	0.79	-	0.81
Adjusted diluted EPS (non-GAAP)	$6.50	-	$6.90

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)         This press release contains non-GAAP financial measures. Adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, EBITDA, and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Condensed Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. We believe that these non-GAAP financial measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of such charges on net income and earnings per share. We also believe that these non-GAAP measures facilitate a more direct comparison of the Company’s performance with its competitors. We further believe that including the excluded charges would not accurately reflect the underlying performance of the Company’s continuing operations for the period in which the charges are incurred, even though such charges may be incurred and reflected in the Company’s GAAP financial results in the near future.  Additionally, the non-GAAP financial measures are used by management for measuring and evaluating the Company’s performance. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the periods in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)         Adjustments consist of CEO succession costs of $6.71 million ($4.64 million after tax) incurred in connection with the settlement of a dispute with our former CEO for the fiscal year ended February 29, 2016.

(3)         Adjustments consist of non-cash share-based compensation expense of $3.8 million ($4.4 million after tax) and $15.5 million ($13.1 million after tax) for the three months and fiscal year ended February 28, 2017, respectively, and $2.3 million ($2.0 million after tax) and $8.5 million ($7.2 million after tax), for the three months and fiscal year ended February 29, 2016, respectively.

(4)         Adjustments consist of non-cash intangible asset amortization expense of $6.7 million ($5.7 million after tax) and $28.3 million ($24.3 million after tax) for the three months and fiscal year ended February 28, 2017, respectively, and $6.9 million ($6.0 million after tax) and $27.8 million ($24.1 million after tax) for the three months and fiscal year ended February 29, 2016, respectively.

(5)         Adjustment consists of expense of $0.7 million (before and after tax) incurred in connection with the acquisition of Hydro Flask during the three months and fiscal year ended February 29, 2016. The acquisition subsequently closed on March 18, 2016.

(6)         Adjustment consists of currency re-measurement related charges totaling $18.7 million (before and after tax) recorded during the three months and fiscal year ended February 29, 2016 due to a change in the rate use to re-measure our Venezuelan financial statements.

	Balance at February 29, 2016
(dollars in thousands)	Before Adjustment	Adjustments	After Adjustment	Location of Income Statement Impact
Cash and cash equivalents	$1,302	$(1,292)	$10	SG&A
Other net assets, principally working capital other than inventory	8,120	(8,284)	(164)	SG&A
Inventory	9,378	(9,078)	300	Cost of goods sold
Property and equipment, net	82	(79)	3	SG&A
Net investment in Venezuelan operations	$18,882	$(18,733)	$149

(7)         Adjustments consists of patent litigation charges of $1.5 million (before and after tax) for the fiscal year ended February 28, 2017, and $17.8 million (before and after tax) recorded during the three months and fiscal year ended February 29, 2016.

(8)         Adjustments consist of non-cash asset impairment charges of $5.0 million ($3.2 million after tax) and $12.4 million ($8.3 million after tax) for the three months and fiscal year ended February 28, 2017, respectively, and $3.0 million ($2.7 million after tax) and $6.0 million ($5.3 million after tax) for the fiscal year ended February 29, 2016. The non-cash charges relate to certain brand assets and trademarks in our Nutritional Supplements and Beauty segments, which were written down to their estimated fair values, determined on the basis of future discounted cash flows using the relief from royalty valuation method.

(9)         The VapoSteam business was acquired on March 31, 2015 and its operations are reported in the Health & Home segment. Results reported for the fiscal year ended February 28, 2017 include one incremental month of operating results compared to the same period last year.

The Hydro Flask business was acquired on March 18, 2016 and its operations are reported in the Housewares segment.  Results reported for the fiscal year ended February 28, 2017 include approximately eleven and a half months of operating results, with no comparable results for the same period last year.

(10)  Total tax effects of adjustments described in Notes 2 through 8, for each of the periods presented:

	Three Months Ended the Last Day of February		Fiscal Years Ended the Last Day of February
(In thousands)	2017	2016	2017	2016
CEO succession costs (2)	$—	$—	$—	$(2,062)
Non-cash share-based compensation (3)	524	(295)	(2,396)	(1,284)
Amortization of intangible assets (4)	(965)	(935)	(3,970)	(3,710)
Acquisition-related expenses (5)	—	(2)	—	(2)
Venezuela re-measurement related charges (6)	—	—	—	—
Patent litigation charge (7)	—	(45)	(4)	(45)
Asset impairment charges (8)	(1,802)	(344)	(4,105)	(688)
Total	$(2,243)	$(1,621)	$(10,475)	$(7,791)

(11)  The diluted EPS outlook is based on an estimated weighted average shares outstanding of 27.4 million for fiscal year 2018.